Exhibit 10.1

SonoSite, Inc.
1998 Stock Option Plan
Stock Award Agreement

           This Stock Award Agreement (the "Agreement") is dated as of <DATE> and is entered into between SonoSite, Inc., a Washington corporation (the "Corporation"), and <EMPOYEE> (the "Employee").

          Pursuant to the terms of the 1998 Stock Option Plan, as amended and restated (the "Plan") the Corporation hereby awards to Employee this Stock Award (the "Stock Award") under Section 11 of the Plan on the terms and conditions as set forth in this Agreement and the Plan (which is incorporated herein by reference).  Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.

          In consideration of the mutual promises set forth below, the parties hereto agree as follows:

          1. Grant of Stock Award.  Subject to the terms and conditions of this Agreement and the Plan and effective as of the date set forth above (such date, the "Grant Date"), the Corporation hereby grants to the Employee this Stock Award, which gives the Employee the right, subject to the ongoing requirements that the Employee remain in continuous employment or other service with the Corporation throughout the period specified in Section 2 below, to be issued __________ (____) shares of the Corporation's Common Stock (the "Shares") on the date(s) specified in Section 2 below.  As a condition to receipt of this Stock Award and on or prior to issuance of any Shares on the Vesting Date (as defined in Section 2(a) below) hereunder, the Employee shall pay to the Corporation in cash an amount equal to the par value of $.01 applicable to each Share so issued (an aggregate of $____ assuming full vesting and settlement of all Shares).

          2. Vesting and Settlement of Stock Award.

                    (a) General.  This Stock Award vests according to the following schedule:  100% of the Shares vest on the third anniversary of the Grant Date, assuming the Employee remains continuously employed or otherwise engaged in a consulting relationship with the Corporation or one of its subsidiaries throughout such period.  The date on which the Shares vest is referred to as a "Vesting Date," the period during which any Shares remain subject to vesting is referred to as the "Restricted Period" of the Stock Award, and the Shares subject to the Stock Award during the Restricted Period applicable to such Shares are deemed "Restricted Stock."  On the Vesting Date, the Stock Award shall be settled as to the number of Shares vesting on such date, meaning that the Corporation shall (subject to the Employee's obligations to pay the par value of such Shares and to satisfy the requirements of Section 5 below, and further subject (without limitation) to Section 15(b) below) issue to the Employee in the manner described in Section 3 below the number of Shares vesting on such date. Vesting shall continue on the schedule set forth above in the event the Employee takes any leave of absence which the Corporation is required to offer the Employee under applicable federal or state law; provided however that vesting shall be tolled during any leave of absence that the Employee takes which the Corporation is not required under applicable law to offer to the Employee.

                    (b) Termination Events.  In the event of the Employee's termination of employment with the Corporation or one of its subsidiaries (determined in the sole discretion of the Committee) at any point during the Restricted Period (except for a termination due to the Employee's death or Disability), the Stock Award and any rights the Employee may have had to the Shares subject thereto shall be forfeited in their entirety.  In the event the Employee's employment terminates as a result of death or Disability, the Employee shall be deemed to have fully vested in the Stock Award effective upon the date on which his or her employment terminates.  In the event of Employee's retirement, the Stock Award shall be governed under Section 11(b) of the Plan.

                    (c) Change in Control.  In the event of a Change in Control during the Restricted Period, the Stock Award shall be governed under Section 11(c) of the Plan.

          3. Stock Certificates.  One or more stock certificates (collectively, the "Certificates") or other appropriate notation (including electronic notation) on the books of the Corporation or its transfer agent ("Notation") evidencing settlement of the Stock Award into Shares shall be issued and registered, or made, in the Employee's name as of the Vesting Date.  The decision as to the form representing the Shares shall be made by the Corporation, subject to any requirements under applicable law.  Subject to Section 5 of this Agreement, Certificates or Notation, as applicable, representing the vested and settled Shares, will be delivered to the Employee or made as soon as practicable after the Vesting Date.

          4. Dividends.  Until vesting and settlement of this Award, the Employee shall not be entitled to any dividends or distributions with respect to the unvested Shares underlying the Stock Award.  Following issuance of the Shares upon settlement of the Stock Award pursuant to Section 2 above, the Employee shall be entitled to receive any dividends or distributions arising with respect to the Shares so issued in accordance with applicable laws and the provisions of the Corporation's charter documents governing its Common Stock.

          5. Tax Withholding Obligations.  To meet the obligations of the Corporation and Employee with respect to any withholding taxes, FICA contributions, or the like under any federal, state, or local statute, ordinance, rule, or regulation in connection with this Stock Award, the Committee shall require that the Corporation withhold a number of Shares otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Employee's estimated total federal, state, and local tax obligations associated with vesting or settlement of the Stock Award.  The Corporation may also in lieu of or in addition to the foregoing, in its sole discretion, either require the Employee to deposit with the Corporation an amount of cash sufficient to meet the withholding requirements, withhold the required amounts from the Employee's cash compensation during the pay periods next following the date on which any such applicable tax liability otherwise arises and/or require the Employee to make other provision for satisfaction of the required withholding amounts (including requiring the Employee to make arrangements in advance of the vesting or settlement date to sell Shares underlying the Stock Award as of such date to generate funds necessary to satisfy such withholding obligations).  The Corporation shall not deliver any of the Shares until and unless the Employee has made the deposit required herein or otherwise made proper provision to satisfy the required withholding.  Employee hereby consents to any action reasonably taken by the Corporation to meet the withholding obligations and acknowledges that the Corporation has no obligation to issue any Shares under the Stock Award unless and until the Employee has satisfied all such withholding obligations.

          6. Restriction on Transferability.  This Stock Award may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of at any time, other than by beneficiary designation, will or the laws of descent.  Any attempt to do so contrary to the provisions hereof shall be null and void.

          7. Rights as Shareholder.  The Employee shall not have voting or any other rights as a shareholder of the Corporation with respect to this Stock Award.  Upon settlement of the Stock Award into Shares, the Employee will obtain full voting and other rights as a shareholder of the Corporation.

          8. Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Employee, the Corporation, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

          9. Effect on Other Employee Benefit Plans.  The value of the Stock Award shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee's benefits under any employee benefit plan sponsored by the Corporation or any subsidiary of the Corporation except as such plan otherwise expressly provides.  The Corporation expressly reserves its rights to amend, modify, or terminate any of the Corporation's or any of its subsidiaries' employee benefit plans.

          10. No Employment Rights.  The grant of, and imposition of the Restricted Period with respect to, the Stock Award pursuant to this Agreement shall not give the Employee any right to remain employed by the Corporation or a subsidiary of the Corporation.  The Employee remains an at-will employee at all times.

          11. Amendment.  This Agreement may be amended only by a writing executed by the Corporation and the Employee, which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Employee, and provided that no such amendment adversely affects the rights of the Employee (but limiting the foregoing, the Committee reserves the right to change, by written notice to the Employee, the provisions of the Restricted Stock or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Stock Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable to the Stock Award only to the extent it is then subject to restrictions as provided herein).

          12. Notices.  Any notice to be given under the terms of this Agreement to the Corporation shall be addressed to the Corporation in care of its Stock Plan Administrator. Any notice to be given to Employee shall be addressed to Employee at the address listed in the Corporation's records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given when actually delivered.

          13. Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

          14. Construction.  The Stock Award are being issued pursuant to Section 11 of the Plan and are subject to the terms of the Plan. Copies of the Plan and a prospectus summarizing the material provisions of the Plan and this Stock Award have been given to the Employee, and additional copies of the Plan and the prospectus are available upon request during normal business hours at the principal executive offices of the Corporation.  To the extent that any provision of this Agreement or the prospectus violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

          15. Miscellaneous.

                    (a) The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Employee's rights under this Agreement, without the Employee's written approval.

                    (b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  In particular, the Corporation shall have no obligation to issue, and no liability for failure to issue notwithstanding any contrary provision of this Agreement, any Shares upon settlement of this Stock Award unless such issuance will comply with all applicable laws, including without limitation all applicable securities laws to which the Corporation is subject at the time of such issuance.

                    (c) All obligations of the Corporation under the Plan and this Agreement, with respect to the Stock Awards, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

                    (d) By accepting this Agreement, the Employee acknowledges that his or her personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Corporation and persons responsible for certain acts in the administration of the Plan (including without limitation any person or entity engaged by the Company to administer its equity compensation plans).  By accepting this Agreement, the Employee consents to such transmission of personal data as the Corporation believes is appropriate to administer the Plan.

                    (e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Washington without regard to conflict-of-law principles.